Exhibit 99.1

TIPPINGPOINT TECHNOLOGIES, INC.
FOURTH AMENDED AND RESTATED
1999 STOCK OPTION AND RESTRICTED STOCK PLAN

1.                                       Purpose.  The TippingPoint Technologies, Inc. Fourth Amended and Restated 1999 Stock Option and Restricted Stock Plan (the “Plan”) is intended to advance the interests of TippingPoint Technologies, Inc., a Delaware corporation (the “Company”), and its stockholders, by encouraging and enabling selected officers, directors and employees, upon whose judgment, initiative and effort the Company is largely dependent for the successful conduct of its business, to acquire and retain a proprietary interest in the Company by ownership of its stock.  It is intended that options which may qualify for treatment as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended, and applicable regulations and rulings promulgated thereunder (collectively the “Code”), as well as options which may not so qualify, may be granted under the Plan.

2.                                       Definitions.

(a)                                  “Committee” means a Committee of the Board of Directors of the Company to whom the Board’s authority has been delegated in accordance with Section 3 of this Plan.

(b)                                 “Common Stock” means the Company’s Common Stock, $.01 par value per share.

(c)                                  “Date of Grant” means the date on which an Option or Restricted Stock is granted under the Plan, which will be the date the Committee authorizes the Option or Restricted Stock unless the Committee specifies another date as the date the grant is to be effective.

(d)                                 “Date of Exercise” means the date on which an Option is validly exercised pursuant to the Plan.

(e)                                  “Disability” means any medically determinable physical or mental impairment that, in the opinion of the Committee, based upon medical reports and other evidence satisfactory to the Committee, can reasonably be expected to prevent an Optionee from performing substantially all of the Optionee’s customary duties of employment for a continuous period of not less than 12 months so as to be disabled within the meaning of Section 22(a)(3) of the Code.

(f)                                    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g)                                 “Fair Market Value” of the Company’s Common Stock means the closing sale price (or the average of the quoted closing bid and asked prices if there is no closing sale price reported) on the last market trading day prior to the date of determination as reported by the principal national stock exchange on which the Common Stock is then listed.  If there is no reported price information for the Common Stock, the Fair Market Value will be determined by the Committee, in its sole discretion.  In making such determination, the Committee may, but shall not be obligated to, commission and rely upon an independent appraisal of the Common Stock.

(h)                                 “Incentive Stock Option” means an option that qualifies as an incentive stock option under all of the requirements of the Code.

(i)                                     “Incentive Stock Option Agreement” means the agreement between the Company and the Optionee, in such form as may from time to time be adopted by the Committee, under which the Optionee may purchase Common Stock pursuant to the terms of an Incentive Stock Option granted under the Plan.

(j)                                     “Non-Employee Director” means a director of the Company who is not an employee of the Company or of any subsidiary or affiliate of the Company.

(k)                                  “Non-Qualified Stock Option” means an option to purchase Common Stock granted pursuant to the provisions of the Plan that does not qualify as an Incentive Stock Option.

(l)                                     “Non-Qualified Stock Option Agreement” means the agreement between the Company and the Optionee, in such form as may from time to time be adopted by the Committee, under which the Optionee may purchase Common Stock pursuant to the terms of a Non-Qualified Stock Option granted under the Plan.

(m)                               “Option” means an option granted under the Plan.

(n)                                 “Optionee” means a person to whom an Option, which has not expired, has been granted under the Plan.

(o)                                 “Participant” means any person who receives an Option or Restricted Stock pursuant to this Plan.

(p)                                 “Restricted Stock” means Common Stock awarded to a person pursuant to Section 7 of this Plan.

(q)                                 “Retirement” shall mean the termination of an Optionee’s employment in accordance with the requirements of a written retirement plan, policy or rule of the Company which has been duly adopted by the Board of Directors of the Company.

(r)                                    “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as (and to the extent) such rule, or any successor thereto, may from time to time be in effect and including all interpretations thereunder.

(s)                                  “Subsidiary” or “Subsidiaries” means a subsidiary corporation or corporations of the Company as defined in Section 424(f) of the Code.

(t)                                    “Successor” means the legal representative of the estate of a deceased Optionee or the person or persons who acquire the right to exercise an Option by bequest or inheritance or by reason of the death of an Optionee.

3.                                       Administration and Interpretation of Plan.  The Plan shall be administered by a Committee designated by the Board of Directors which shall consist entirely of “Non-Employee Directors” in accordance with the provisions of Rule 16b-3.  The Committee shall have full and final authority in its discretion, subject to the provisions of the Plan:  (i) to determine the individuals to whom, and the time or times at which, Options or Restricted Stock shall be granted and the number of shares of Common Stock covered by each Option or grant of Restricted Stock and to determine all other substantive provisions of the terms of such Options; (ii) to construe and interpret the Plan; and (iii) to make all other determinations and take all other actions deemed necessary or advisable for the proper administration of the Plan.  All such actions and determinations by the Committee shall be final and conclusively binding for all purposes and upon all persons.

4.                                       Common Stock Subject to Options and Grants of Restricted Stock.  The aggregate number of shares of the Company’s Common Stock which may be issued upon the exercise of Options or upon the grant of Restricted Stock under the Plan shall not exceed two million thirty-three thousand three hundred thirty-three (2,033,333) shares of Common Stock, subject to adjustment as set forth in Section 5 of this Plan.  The shares of Common Stock to be issued upon the exercise of Options or upon the grant of Restricted Stock may be authorized but unissued shares, shares issued and reacquired by the Company or shares bought on the open market for the purposes of the Plan.  In the event any Option shall, for any reason, terminate or expire or be canceled or surrendered without having been exercised in full, or Restricted Stock should fail to vest and be forfeited in whole or in part for any reason, the shares subject thereto shall, unless the Plan has terminated, be available for the grant of additional Options or Restricted Stock under this Plan, subject to the limitations set forth above.

5.                                       (a)                                  Adjustments.  In the event that the number of outstanding shares of Common Stock is changed by reason of a stock dividend, stock split, recapitalization or combination of shares, the number of shares of Common Stock subject to the Plan and to Options and Restricted Stock granted pursuant to the Plan shall be proportionately adjusted.

(b)                                 Annual Increase.  The annual increase in the number of shares reserved for issuance as Incentive Stock Options shall be the least of the following:  (1) a number of shares so that the shares reserved for issuance of Incentive Stock Options shall be equal to 15% of issued and outstanding shares as of the last day of the prior fiscal year; (2) 2,033,333 shares; or (3) a smaller number as determined by the Board of Directors.  The number of shares reserved for issuance under this Plan (including Incentive Stock Options, Non-Qualified Stock Options, and Restricted Stock) shall be increased so that the total number of shares that may be issued under this Plan equals 15% of the outstanding shares as of the final day of the prior fiscal year.  Such annual increases shall occur automatically on the first trading day in January of each year.

6.                                       Participants.  Incentive Stock Options may be granted under the Plan to any person who is an officer or other key employee (including officers and employees who are also directors) of the Company or any of its Subsidiaries.  Non-Qualified Options and Restricted Stock may be granted under the Plan to any person who is an officer, key employee, director or consultant of the Company; provided, however, that no member of any Committee administering this Plan shall be eligible to be granted an option hereunder except under circumstances that may be permitted under Rule 16b-3 without adversely affecting any requirement of such rule that this Plan be administered by Non-Employee Directors.

7.                                       Non-Employee Director Stock Options.  Any Options granted to Non-Employee Directors under the Plan shall be Non-Qualified Stock Options.  Such Options granted to Non-Employee Directors may be granted pursuant to the pre-established formula described in the next paragraph or may, in the sole discretion of the entire Board of Directors, be granted as to such number of shares and upon such terms and conditions as shall be determined by the Board of Directors.  Options granted to Non-Employee Directors under the Plan shall be evidenced by a written agreement in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions described below and in Section 8:

(a)                                  Formula-based Director Stock Options.  For each calendar year, an Option to purchase 6,667 shares of Common Stock shall be granted automatically to each Non-Employee Director on the first day of each calendar year on which the Nasdaq National Market, or such other exchange or market on which the Company’s Common Stock is then traded, is open for trading.  The option price per share with respect to each Option granted to a Non-Employee Directors hereunder shall be 100% of the Fair Market Value of the Common Stock on the Date of the Grant of the Option.  Options granted to Non-Employee Directors hereunder shall be exercisable in full upon the Date of Grant of the Option and shall remain exercisable for a term of ten years after such Date of Grant.

(b)                                 Termination of Service.  Upon an Optionee’s termination of status as a Non-Employee Director with the Company for any reason, any vested Options held by such former Non-Employee Director which may be exercised during the thirty day period following such termination, and shall expire at the end of such thirty day period.  Notwithstanding the foregoing sentence, if the Optionee’s status as an Non-Employee Director terminates by reason of or within three months after a merger or other business combination resulting in a “Change of Control” as defined below, the Non-Employee Director’s Options shall terminate upon the latest of (i) six months and one day after the merger or business combination, (ii) ten business days following the expiration of the period during which publication of financial results covering at least thirty days of post-merger combined operations has occurred, and (iii) the expiration of the stated term of such Non-Employee Director’s Options.

(c)                                  For purposes hereof, “Change of Control” means the occurrence of any of the following events, as a result of one transaction or a series of transactions:  (i) any “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act (as defined below), but excluding the Company, its affiliates and any qualified or non-qualified plan maintained by the Company or its affiliates) becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under such Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; (ii) individuals who constitute a majority of the Board of Directors of the Company immediately prior to a contested election for positions on the Board cease to constitute a majority as a result of such contested election; (iii) the Company is combined (by merger, share exchange, consolidation, or otherwise) with another corporation and as a result of such combination, less than 50% of the outstanding securities of the surviving or resulting corporation are owned in the aggregate by the former stockholders of the Company; (iv) the Company sells, leases, or otherwise transfers all or substantially all of its properties or assets to another person or entity; or (v) a dissolution or liquidation of the Company.

(d)                                 Notwithstanding the foregoing, in no event shall any Non-Employee Director be entitled to any “excess parachute payment” as defined in Section 280G of the Code.

8.                                       Terms and Conditions of Options.  Any Option granted under the Plan shall be evidenced by either an Incentive Stock Option Agreement or a Non-Qualified Stock Option Agreement executed by the Company and the Optionee.  Such agreement shall be subject to the following limitations and conditions:

(a)                                  Option Price.  The option price per share with respect to each Option shall be determined by the Committee but in no instance shall the option price for an Option which is intended to qualify as an Incentive Stock Option be less than 100% of the Fair Market Value of a share of the Common Stock on the Date of Grant.

(b)                                 Payment of Option Price.

(i)                                     Full payment for shares purchased upon exercising an Option shall be made in cash or by check, or by delivery of shares of Common Stock, or partly in cash or by check and partly in Common Stock.  The value of shares of Common Stock delivered in connection with the payment of the option price shall be the Fair Market Value of such shares on the Date of Exercise of the Option.  Any shares of Common Stock to be used as payment must, if originally acquired from the Company pursuant to the exercise of an Incentive Stock Option, have been held for at least two years after the Date of Grant and one year after the Date of Exercise.

(ii)                                  If the shares of Common Stock to be purchased are covered by an effective registration statement under the Securities Act of 1933, as amended, any Option granted under the Plan may be exercised by a broker-dealer acting on behalf of an Optionee if (a) the broker-dealer has received from the Optionee or the Company a fully and duly endorsed agreement evidencing such Option, together with instructions signed by the Optionee requesting the Company to deliver the shares of Common Stock subject to such Option to the broker-dealer on behalf of the Optionee and specifying the account into which such shares should be deposited, (b) adequate provision has been made with respect to the payment of any withholding taxes due upon such exercise, and (c) the broker-dealer and the Optionee have otherwise complied with Section 220.3(e)(4) of Regulation T, 12 CFR Part 220, or any successor provision.

(c)                                  Term of Option.  The expiration date of each Incentive Stock Option and each Non-Qualified Option shall not be more than ten (10) years from the Date of Grant.

(d)                                 Vesting of Stockholder Rights.  Neither an Optionee nor his Successor shall have any of the rights of a stockholder of the Company until the certificate or certificates evidencing the shares purchased pursuant to the exercise of an Option are properly delivered to such Optionee or his Successor.

(e)                                  Exercise of an Option.  Each Option shall be exercisable at any time, and from time to time, and in no particular order if the Optionee holds more than one Option, throughout a period commencing on or after the Date of Grant, as specified by the Committee and reflected in the Incentive Stock Option Agreement or Non-Qualified Stock Option Agreement, as the case may be, and ending upon the earliest of the expiration, cancellation, surrender or termination of the Option; provided, however, that no Option shall be exercisable in whole or in part prior to the date of stockholder approval of the Plan.  Furthermore, the exercise of each Option shall be subject to the condition that if at any time the Company shall determine in its discretion that the satisfaction of withholding tax or other withholding liabilities, or that the listing, registration or qualification of any share otherwise deliverable upon such exercise upon any securities exchange or under any state or federal law, or that the report to, or consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of shares pursuant thereto, then in any such event, such exercise shall not be effective unless such withholding, listing, registration, qualification, report, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

(f)                                    Company Loans.  The Company may make stock purchase loans in connection with Option exercises upon the following terms and conditions:

(i)                                     Upon the exercise by an Optionee of his Option, or any part thereof, and the Optionee’s request for a loan pursuant hereto, the Company, upon approval by the Committee, may loan said Optionee, for the sole purpose of purchasing Common Stock from the Company pursuant to the exercise of such Option, an amount up to the exercise price of the Option; provided, however, that the Optionee shall execute concurrently a promissory note in form satisfactory to the Committee for such amount payable to the order of the Company;

(ii)                                  The Company shall have no obligation to make any loan to any Optionee at any time;

(iii)                               The promissory note referenced above shall provide for interest to be payable upon the outstanding principal balance thereof at such rate and times as the Committee may determine.  Interest shall be payable at least annually and shall be charged at the minimum rate necessary to avoid the treatment as interest under any applicable provision of the Code, of any amounts other than amounts stated to be interest under such note.  Such note shall also provide that the Committee may require the Optionee to secure the payment thereof at any time with collateral deemed adequate by the Committee in its sole discretion.  Such note shall mature, and all outstanding principal and interest shall become immediately due and payable in installments or in lump sum at such time or times as the Committee shall provide.  The note will provide for prepayment of principal and accrued interest in whole or in part from time to time without premium or penalty and may be extended or modified, from time to time, at the Committee’s discretion.  The note shall provide for acceleration of maturity by the Company upon the happening of any events determined appropriate by the Committee, including, without limitation, any of the following events:

(1)                                  failure of the Optionee to pay or perform any term or provision thereof;

(2)                                  termination of the Optionee’s employment with the Company or a Subsidiary for any reason, whether voluntary or involuntary, except Retirement, Disability or death;

(3)                                  if the Optionee shall execute an assignment for the benefit of creditors, or admit in writing his inability to pay his debts generally as they become due, or voluntarily seek the benefit of, or have a petition filed against him seeking the benefit of, a judgment, order or decree filed against him pursuant to any bankruptcy, insolvency, reorganization, or similar debtor relief law affecting the rights of creditors generally;

(4)                                  failure of the Optionee to have discharged within a period of thirty (30) days after the commencement thereof any attachment, sequestration or similar proceeding against any of the assets of the Optionee;

(5)                                  failure of the Optionee to pay any money judgment against him at least thirty (30) days prior to the date on which any of his assets may be lawfully sold to satisfy such judgment;

(6)                                  failure or refusal of the Optionee to comply with any of the terms and conditions of his stock option agreement or any other oral or written agreement with the Company;

(7)                                  failure or refusal of the Optionee to provide adequate security for payment of the promissory note immediately upon request for collateral by the Committee; or

(8)                                  the divorce of the Optionee, unless arrangement satisfactory to the Committee are agreed to prior to the entry of the divorce decree.

(g)                                 Nontransferability of Option.  No Option shall be transferable or assignable by an Optionee, voluntarily or by operation of law, other than by will or the laws of descent and distribution.  Each Option shall be exercisable, during the Optionee’s lifetime, only by such Optionee.  No Option or the shares covered thereby shall be pledged or hypothecated in any way and no Option or the shares covered thereby shall be subject to execution, attachment or similar process.

(h)                                 Termination of Employment.  Unless otherwise provided in the terms of an Incentive Stock Option Agreement or a Non-Qualified Agreement, as the case may be, pursuant to Section 7(k), upon termination of an Optionee’s employment with the Company or with any of its Subsidiaries for any reason other than death or Disability, any and all outstanding Options of such Optionee shall expire, and shall not be exercisable with respect to any vested portion as to which such Options have not been exercised on a date thirty days after such date of termination.  Any and all Outstanding Options shall be null and void, and shall not be exercisable with respect to any unvested portion of such Options immediately upon the termination of the Optionee’s employment with the Company for any reason, including death or Disability.  The right of the Optionee to receive any benefits from the Company or any of its Subsidiaries after termination of employment with the Company or any of its Subsidiaries by reason of employment contract, severance arrangement or otherwise shall not affect the determination that an Optionee’s employment has been terminated with the Company or any of its Subsidiaries for purposes of the Plan.  Neither the adoption of this Plan nor the grant of an Option to an eligible person shall alter in any way the Company’s or the relevant Subsidiary’s rights to terminate such person’s employment or directorship at any time with or without cause nor does it confer upon such person any rights or privileges to continued employment, or any other rights and privileges, except as specifically provided in the Plan.

(i)                                     Disability or Death of Optionee.  If an Optionee dies or suffers a Disability while in the employ of the Company, but prior to termination of his right to exercise an Option in accordance with the provisions of his stock option agreement, without having totally exercised the Option, the Option may be exercised, to the extent of the shares with respect to which the Option could have been exercised by the Optionee on the date of the Optionee’s death or Disability, by (i) the Optionee’s estate or by the person who acquired the right to exercise the Option by bequest or inheritance or by reason of the death of the Optionee in the event of the Optionee’s death, or (ii) the Optionee or his personal representative in the event of the Optionee’s Disability, provided the Option is exercised prior to the date of its expiration or not more than one year from the date of the Optionee’s death or Disability, whichever first occurs.  The date of Disability of an Optionee shall be determined by the Company.

(j)                                     Ten Percent Stockholders.  Notwithstanding anything herein to the contrary, an Option which is intended to qualify as an Incentive Stock Option shall be granted hereunder to any Optionee who, immediately before such Option is granted, beneficially owns, directly or indirectly, more than 10% of the total combined voting power of all classes of stock of the Company only if both of the following conditions are met:

(i)                                     The option price per share shall be no less than 110% of the Fair Market Value of a share of Common Stock on the Date of Grant; and

(ii)                                  The expiration date of the Option shall be not more than five (5) years from the Date of Grant.

(k)                                  Other Terms.  Each Incentive Stock Option Agreement or Non-Qualified Stock Option Agreement, as the case may be, may contain such other provisions (not inconsistent herewith) as the Committee in its discretion may determine, including, without limitation:

(i)                                     any provision which shall condition the exercise of all or part of an Option upon such matters as the Committee may deem appropriate (if any) such as the passage of time, or the attainment of certain performance goals, appropriate to reflect the contribution of the Optionee to the performance of the Company;

(ii)                                  any provision which would accelerate the exercisability of an Option in spite of any provision contained in an Option, under such circumstances as the Committee may deem appropriate, including a Change of Control;

(iii)                               the manner in which an Option is to be exercised.

In the event the Committee includes a provision for acceleration on a Change of Control, the Committee shall also include in such agreement a provision addressing whether “excess parachute payments” as defined in Section 280G of the Code are permitted, and if permitted, whether compensation for the parachute excise tax is to be paid by the Company to the Optionee.

(l)                                 Change of Control.  If a Change of Control, as defined in Section 7(c) occurs, at any time prior to but no later than (x) ten days after the approval by the shareholders of the Company of such merger, consolidation, sale of assets or dissolution transaction, or (y) 30 days after a Change of Control described in (i) or (ii) of Section 7(c), the Committee, acting in its sole discretion without the consent or approval of any holder, shall effect one or more of the following alternatives, which may vary among individual holders and which may vary among Options held by any individual holder:  (i) accelerate the time at which Options then outstanding may be exercised so that such Options may be exercised in full for a limited period of time on or before a specified date (before or after such Change of Control) fixed by the Committee, after which specified date all unexercised Options and all rights of holders thereunder shall terminate, (ii) require the mandatory surrender to the Company by selected holders of some or all of the outstanding Options held by such holders (irrespective of whether such Options are then exercisable under the provisions of the Plan) as of such date, before or after such Change of Control, specified by the Committee, in which event the Committee shall thereupon cancel such Options and pay to each holder an amount of cash per share equal to the excess, if any, of the “Change of Control Price,” defined below, of the shares subject to such Option over the exercise price(s) under such Options for such shares, (iii) make such adjustments to Options then outstanding as the Committee deems appropriate to reflect such Change of Control, including adjusting the terms of an Option such that the number of shares of Common Stock covered by the Option shall thereafter cover the number and class of shares of stock or other securities of a successor entity

(provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Options then outstanding), or (iv) provide that the number and class of shares of Common Stock covered by an Option theretofore granted shall be adjusted so that each such Option shall thereafter cover the number and class of shares of stock or other securities or property to which the holder would have been entitled pursuant to the terms of the agreement of merger or consolidation if immediately prior to such merger or consolidation, the holder had been the holder of record of the number of shares of Common Stock then covered by such Option.  In addition, upon a Change of Control the number and type of shares of stock subject to the Plan under Sections 4 and 5 shall be adjusted as determined by the Committee to reflect such Change of Control including the substitution of the securities of a successor entity for the Common Stock that may be subject to awards hereunder.  The Change of Control Price shall equal the amount determined in clause (1), (2), or (3), whichever is applicable as follows:  (1) the per share consideration offered to holders of the same class of Common Stock of the Company in any applicable merger, consolidation, sale of assets or dissolution transaction, (2) the per share consideration offered to holders of the same class of Common Stock of the Company in any tender offer or exchange offer whereby a Change of Control takes place, or (3) if neither (1) nor (2) is applicable the per share value of the Common Stock as of the Change of Control as determined in good faith by the Committee.  In the event that the consideration offered to shareholders of the Company in any Change of Control consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

9.                                       Restricted Stock.  The Committee shall determine the number of shares of Common Stock to be granted as Restricted Stock from time to time under the Plan.  The grant of Restricted Stock shall be evidenced by Restricted Stock agreements containing such terms and provisions, including provisions concerning vesting and transferability, as are approved by the Committee, and executed on behalf of the Corporation by an appropriate officer.  The Committee in its discretion may award shares of Restricted Stock under the Plan without requiring the payment of cash consideration for such shares by the Participant.

10.                                 Allotment of Shares.  The grant of an Option or Restricted Stock shall not be deemed either to entitle the Participant to, or disqualify the Participant from, participation in any other grant of options or restricted stock under this Plan or any other stock option plan of the Company.  The number of shares allotted to each Participant shall be determined by the Committee, in its discretion; provided, that the aggregate Fair Market Value (determined as of the time the option is granted) of the Common Stock with respect to which Options which are intended to qualify as Incentive Stock Options are exercisable for the first time by such Optionee during any calendar year (under all such plans of the Optionee’s employer corporation and its parent and subsidiary corporations) shall not exceed $100,000.

11.                                 Additional Restrictions.  No employee shall be eligible to receive Incentive Stock Options (under the Plan and all other option plans of the Company, its parent and subsidiary corporations) that are exercisable for the first time in any calendar year with respect to stock with an aggregate Fair Market Value (determined at the Date of Grant) in excess of $100,000, or such other limits as may be imposed by the applicable laws and regulations under the Code in effect on the Date of Grant.  In the event the Participant’s total Incentive Stock Options exceed the $100,000 limit in any calendar year (whether due to acceleration of exercisability, miscalculation, error or otherwise) the amount of Participant’s Incentive Stock Options that exceed such limit shall be treated as Non-Qualified Stock Options.  The Incentive Stock Options granted earliest (whether under this Plan or any other agreement or plan) shall be applied first to the $100,000 limit.  In the event that only a portion of the Incentive Stock Options granted at the same time can be applied to the $100,000 limit, the company shall issue separate share certificates for such number of shares as does not exceed the $100,000 limit, and shall designate such shares as Incentive Stock Options stock in its share transfer records.

12.                                 Designation of Incentive Stock Options.  The Committee shall cause each Option granted hereunder to be clearly designated in the agreement evidencing such Option, at the time of grant, as to whether or not it is intended to qualify as an Incentive Stock Option.

13.                                 Notices.  Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail.  Any notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith.  The Company or a Participant may change, at any time and from time to time, by written notice to the other, the address which it or he had theretofore specified for receiving notices.  Until changed in accordance herewith, the Company and each Participant shall specify as its and his address for receiving notices the address set forth in the option agreement pertaining to the shares to which such notice relate.

14.                                 Amendment or Discontinuance.  The Plan and any Option or Restricted Stock outstanding hereunder may be amended or discontinued by the Committee without the approval of the stockholders of the Company, except that the Committee may not, except as expressly provided in the Plan, increase the aggregate number of shares which may be issued under Options or Restricted Stock granted pursuant to the Plan, materially amend the eligibility requirements of the Plan or materially increase the benefits which may accrue to participants under the Plan, without such approval (if any) as may be required pursuant to the provisions of Rule 16b-3, or applicable law (including the Code) or the requirements of any national stock exchange upon which the Company’s Common Stock is traded.

15.                                 Effect of the Plan.  Neither the adoption of this Plan nor any action of the Committee shall be deemed to give any officer or employee any right to be granted an option to purchase Common Stock or restricted stock of the Company or any of its Subsidiaries, or any other rights except as may be evidenced by a stock option or restricted stock agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company and then only to the extent and on the terms and conditions expressly set forth therein.

16.                                 Grant of Incentive Stock Options.  No Incentive Stock Options shall be granted pursuant to this Plan after the expiration of ten (10) years from the date of the earlier of:  (i) the date the Plan is adopted, or (ii) the date the Plan is approved by the stockholders of the Company.

17.                                 Shares Not Transferable.  As a condition to the transfer of the shares of Common Stock issued under this Plan, the Company may require an opinion of counsel, satisfactory to the Company, to the effect that such transfer will not be in violation of the Securities Act of 1933, as amended, or any other applicable securities laws or that such transfer has been registered under federal and all applicable state securities laws.  The Board may impose such additional restrictions on the ownership and transfer of shares of Common Stock issued pursuant to the Plan as it deems desirable; any such restrictions shall be set forth in any Option or Restricted Stock agreement entered into hereunder.  Further, the Company shall be authorized to refrain from delivering or transferring shares of Common Stock issued under this Plan until the Committee has determined that the Participant has tendered to the Company any federal, state or local tax owed by the Participant as a result of exercising the Option, receiving a grant of Restricted Stock or disposing of any Common Stock, when the Company has a legal liability to satisfy such tax.  The Company shall not be liable to any party for damages due to a delay in the delivery or issuance of any stock certificate for any reason whatsoever.

18.                                 Reservation of Shares.  During the term of the Plan, the Company will at all times reserve and keep available, and will seek or obtain from any regulatory body having jurisdiction any requisite authority in order to issue and sell such number of shares of Common Stock as shall be sufficient to satisfy the requirements of the Plan.  The inability of the Company to obtain the authority from any regulatory body having jurisdiction which is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder shall relieve the Company of any liability in respect of the nonissuance or sale of such Common Stock as to which such requisite authority shall not have been obtained.

19.                                 Approval of Plan.  The Plan was originally adopted by the Board of Directors and approved by the stockholders on January 18, 1999.  Any amendments to the Plan which require stockholder approval shall be by a majority of the votes cast on the issue, including abstentions.  The amendments to the Plan included in this amendment and restatement were approved by the Board of Directors on October 22, 2003, subject to stockholder approval.  The amendments to the Plan included in this amendment and restatement and any benefits granted based upon such amendments will be null and void if stockholder approval is not obtained at the next meeting of stockholders.  No Options granted based upon the amendments to the Plan included in this amendment and restatement shall be exercised unless and until such amendments have been approved by the stockholders of the Company as specified above.

20.                                 Conformity with the Code.  The Incentive Stock Options authorized pursuant to the Plan are intended to satisfy all requirements for the Incentive Stock Options under the Code and, notwithstanding any provision of the Plan or any Incentive Stock Option Agreement, the Plan and all Incentive Stock Options granted pursuant hereto shall be so construed and all contrary provisions shall be so limited in scope and effect and to the extent they cannot be so limited, they shall be void.

21.                                 Liability of the Company.  Neither the Company, its directors, officers or employees, nor any Subsidiary which is in existence or hereafter comes into existence, shall be liable to any Participant or other person (a) if it is determined for any reason by the Internal Revenue Service or any court having jurisdiction that any incentive stock option granted hereunder does not qualify for tax treatment as an incentive stock option under Section 422 of the Code, or (b) for refusing to sell or issue any shares covered by any Option or for refusing to issue Restricted Stock if the Company cannot obtain authority from the appropriate regulatory bodies deemed by the Company to be necessary to sell or issue such shares in compliance with all applicable federal and state securities laws and the requirements of any national exchange or trading system on which the Common Stock is then listed or traded.  In addition, the Company shall have no obligation to any Participant, express or implied, to list, register or otherwise qualify the shares of Common Stock covered by any Option or Restricted Stock.

22.                                 Governing Law.  The Plan shall be governed by and construed in accordance with the laws of the State of Delaware and the United States, as applicable, without reference to the conflict of laws provisions thereof.

23.                                 Severability of Provisions.  If any provision of this Plan is determined to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the remaining provisions of the Plan, but such invalid, illegal or unenforceable provision shall be fully severable, and the Plan shall be construed and enforced as if such provision had never been inserted herein.

24.                                 Term.  No awards may be granted hereunder on and after January 18, 2009.